As filed with the Securities and Exchange Commission on October 18, 2024

Securities Act File No. 333-103022

Investment Company Act File No. 811-21295

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933	☐
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 679	☒

and/or

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☐
Amendment No. 680	☒

(Check appropriate box or boxes)

JPMORGAN TRUST I

(Exact Name of Registrant Specified in Charter)

277 Park Avenue

New York, New York, 10172

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (800) 480-4111

Gregory S. Samuels, Esq.

J.P. Morgan Investment Management Inc.

277 Park Avenue

New York, NY 10172

(Name and Address of Agent for Service)

With copies to:

Anthony Geron, Esq.	Anthony Zacharski, Esq.
JPMorgan Chase & Co.	Dechert LLP
277 Park Avenue	1095 Avenue of the Americas
New York, New York 10172	New York, NY 10036

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

EXPLANATORY NOTE

This Post –Effective Amendment consists of the following:

1.	Facing Sheet of the Registration Statement.

2.	Part C to the Registration Statement (including signature page)

3.	Exhibit (99)(i) to Item 28 to the Registration Statement

This Post-Effective Amendment is being filed solely to file the Consent of the independent registered public accounting firm (exhibit (99)(j)(2)) to Item 28 of this Registration Statement on Form N-1A (the “Registration Statement”).

Part A and B of Post-Effective Amendment No. 673 to the Registration Statement filed on February 21, 2024, pursuant to Rule 485(b) under Securities Act of 1933, as amended (the “1933 Act”), as amended or supplemented to date pursuant to Rule 497 under the 1933 Act, are incorporated by reference herein. Additionally, Part B is deemed to incorporate by reference the financial statements included in the restated annual Shareholder Report relating to the Fund dated October 31, 2023, which includes the report of PricewaterhouseCoopers LLP dated December 21, 2023, except for the effects of the restatements discussed in Note 8 to the financial statements, as to which the date is July 26, 2024, relating to the financial statements and financial highlights for the JPMorgan Research Market Neutral Fund (the “Fund”), which appear in the Fund’s restated Annual Report on Form N-CSR/A for the year ended October 31, 2023.

PART C – OTHER INFORMATION
Item 28.
Exhibits
(a) Articles of Incorporation
(a)(1)
Certificate of Trust dated November 5, 2004. Incorporated herein by reference to the Registrant’s Registration
Statement as filed with the Securities and Exchange Commission on February 18, 2005 (Accession Number
0001047469-05-004230).

(a)(2)
Declaration of Trust dated November 5, 2004 (as amended February 15, 2005, May 14, 2014 and January 13, 2022).
Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange
Commission on March 10, 2022 (Accession No. 0001193125-22-072130).

(a)(3)
Amended Schedule B, dated August 22, 2024, to the Declaration of Trust, dated November 5, 2004 (as amended
February 15, 2005, May 14, 2014 and January 13, 2022). Incorporated herein by reference to the Registrant’s
Registration Statement as filed with the Securities and Exchange Commission on August 29, 2024 (Accession No.
0001193125-24-209482).

(a)(4)
Memorandum and Articles of Association of Access Balanced Fund CS Ltd. (formerly JPM Access Balanced Fund
Ltd.) Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and
Exchange Commission on April 30, 2014 (Accession Number 0001193125-14-170976).

(a)(5)
Memorandum and Articles of Association of Access Growth Fund CS Ltd. (formerly JPM Access Growth Fund Ltd.)
Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange
Commission on April 30, 2014 (Accession Number 0001193125-14-170976).

(b) By-laws

Amended and Restated By-Laws, as of August 11, 2021. Incorporated herein by reference to the Registrant’s
Registration Statement as filed with the Securities and Exchange Commission on August 24, 2021 (Accession No.
0001193125-21-255042).

(c) Instruments Defining Rights of Security Holders: Incorporated by reference to Exhibits (a) and (b).
(d) Investment Advisory Contracts
(d)(1)(a)
Amended and Restated Investment Advisory Agreement between the Trust and J.P. Morgan Investment Management
Inc. (amended as of August 10, 2006). Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 25, 2006 (Accession Number 0001145443-06-
003178).

(d)(1)(b)
Form of Amended Schedule A to the Investment Advisory Agreement (amended as of August 22, 2024). Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on August 29, 2024 (Accession No. 0001193125-24-209482).

(d)(2)
Investment Sub-Advisory Agreement between JPMIM and J.P. Morgan Private Investments Inc. for the J.P. Morgan
Access Funds, dated August 27, 2009. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on November 30, 2009 (Accession Number 0001145443-09-
003173).

(d)(3)
Investment Management Agreement between Access Balanced Fund CS Ltd. (formerly JPM Access Balanced Fund
Ltd.) and JPMIM, dated April 1, 2013. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on August 15, 2013 (Accession Number 0001193125-13-
336372).

(d)(4)
Investment Sub-Advisory Agreement between JPMIM and J.P. Morgan Private Investment, Inc., for the JPMorgan
Access Balanced Fund Ltd., dated April 1, 2013. Incorporated herein by reference to the Registrant’s Registration
Statement as filed with the Securities and Exchange Commission on August 15, 2013 (Accession Number
0001193125-13-336372).

(d)(5)
Investment Management Agreement between Access Growth Fund CS Ltd. (formerly JPM Access Growth Fund Ltd., and JPMIM, dated April 1, 2013. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on August 15, 2013 (Accession Number 0001193125-13-336372).

(d)(6)
Investment Sub-Advisory Agreement between JPMIM and J.P. Morgan Private Investment, Inc., for the JPMorgan
Access Growth Fund Ltd., dated April 1, 2013. Incorporated herein by reference to the Registrant’s Registration
Statement as filed with the Securities and Exchange Commission on August 15, 2013 (Accession Number
0001193125-13-336372).

(e) Underwriting Contracts

(e)(1)
Distribution Agreement, dated February 19, 2005, between the Trust and JPMorgan Distribution Services, Inc.
Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange
Commission on April 29, 2005 (Accession Number 0001047469-05-12430).

(e)(2)
Amendment to the Distribution Agreement, including Schedule A, dated February 9, 2023. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on
February 23, 2023 (Accession Number 0001193125-23-046369).

(e)(3)
Amended Schedule E to the Distribution Agreement, amended as of June 22, 2015. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on May 20, 2016
(Accession Number 0001193125-16-597639).

(e)(4)
Amendment to the Distribution Agreement, including Schedules A, B, C, D and F dated August 10, 2023.
Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange
Commission on October 24, 2023 (Accession No. 0001193125-23-261548).

(e)(5)
Form of Amended Schedule B to the Distribution Agreement, amended as of August 22, 2024. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on
August 29, 2024 (Accession No. 0001193125-24-209482).

(e)(6)
Form of Amended Schedule C to the Distribution Agreement, amended as of August 22, 2024. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on
August 29, 2024 (Accession No. 0001193125-24-209482).

(e)(7)
Form of Amended Schedule D to the Distribution Agreement, amended as of August 22, 2024. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on
August 29, 2024 (Accession No. 0001193125-24-209482).

(e)(8)
Form of Amended Schedule F to the Distribution Agreement, amended as of August 22, 2024. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on
August 29, 2024 (Accession No. 0001193125-24-209482).

(f) Bonus or Profit Sharing Contracts

Deferred Compensation Plan for Eligible Trustees of the Trust. Incorporated herein by reference to the Registrant’s
Registration Statement as filed with the Securities and Exchange Commission on February 25, 2014 (Accession
Number 0001193125-14-067467).

(g) Custodian Agreements
(g)(1)(a)
Amended and Restated Global Custody and Fund Accounting Agreement, dated March 31, 2022, between JPMorgan
Chase Bank, N.A. and the entities named on Schedule A. Incorporated herein by reference to the Registrant’s
Registration Statement as filed with the Securities and Exchange Commission on June 22, 2022 (Accession No.
0001193125-22-178462).

(g)(1)(b)
Amendment dated December 1, 2022, to the Amended and Restated Global Custody and Fund Accounting
Agreement, including Schedules A and E. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 23, 2023 (Accession No. 0001193125-23-
046369).

(g)(1)(c)
Form of Amended Schedule A to the Amended and Restated Global Custody and Fund Accounting Agreement (as of
August 22, 2024). Incorporated herein by reference to the Registrant’s Registration Statement as filed with the
Securities and Exchange Commission on August 29, 2024 (Accession No. 0001193125-24-209482).

(g)(2)(a)
Third Party Securities Lending Rider, dated October 4, 2018 to the Amended and Restated Global Custody and Fund
Accounting Agreement, dated September 1, 2010 among the Registrant, JPMorgan Chase Bank, N.A. and Citibank,
N.A. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and
Exchange Commission on October 25, 2018 (Accession Number 0001193125-18-307877).

(g)(2)(b)
Form of Amendment to the Third Party Securities Lending Rider (as of August 22, 2024). Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on
August 29, 2024 (Accession No. 0001193125-24-209482).

(h) Other Material Contracts
(h)(1)(a)
Administration Agreement, dated February 19, 2005 between the Trust and JPMorgan Funds Management, Inc.
Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange
Commission on April 29, 2005 (Accession Number 0001047469-05-12430).

(h)(1)(b)
Amendment to the Administration Agreement, including Schedule A, dated February 9, 2023. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on
February 23, 2023 (Accession No. 0001193125-23-046369).

(h)(1)(c)
Amendment to the Administration Agreement, including Schedules A and B, dated August 10, 2023. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 24, 2023 (Accession No. 0001193125-23-261548).

(h)(1)(d)
Form of Amended Schedule B to the Administration Agreement, amended as of August 22, 2024. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on
August 29, 2024 (Accession No. 0001193125-24-209482).

(h)(2)(a)
Amended and Restated Transfer Agency Agreement between the Trust and Boston Financial Data Services, Inc.
(“BFDS”) dated September 1, 2014. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 16, 2014 (Accession Number 0001193125-14-
373683).

(h)(2)(b)
Second Amendment to Amended and Restated Transfer Agency Agreement between the Trust and DST Asset Manager
Solutions, Inc. (“DST AMS” f/k/a “Boston Financial Data Services, Inc.”), dated August 30, 2019. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on June 21, 2024 (Accession No. 0001193125-24-164602).

(h)(2)(c)
Amendment to Amended and Restated Transfer Agency Agreement between the Trust and SS&C GIDS, Inc.
(successor in interest to DST Asset Manager Solutions, Inc.) as of August 10, 2023. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 24, 2023
(Accession No. 0001193125-23-261548).

(h)(2)(d)
Form of Amendment to Schedule A of the Amended and Restated Transfer Agency Agreement between the Trust and
SS&C GIDS, Inc. (successor in interest to DST Asset Manager Solutions, Inc.) as of August 22, 2024. Incorporated
herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on August 29, 2024 (Accession No. 0001193125-24-209482).

(h)(3)(a)
Shareholder Servicing Agreement, dated February 19, 2005, between the Trust and JPMorgan Distribution Services,
Inc. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and
Exchange Commission on April 29, 2005 (Accession Number 0001047469-05-12430).

(h)(3)(b)
Amendment to the Shareholder Servicing Agreement including Schedule A (amended as of February 9, 2023).
Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange
Commission on February 23, 2023 (Accession No. 0001193125-23-046369).

(h)(3)(c)
Form of Amended Schedule B to the Shareholder Servicing Agreement, (amended as of August 22, 2024).
Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange
Commission on August 29, 2024 (Accession No. 0001193125-24-209482).

(h)(4)(a)
Global Securities Lending Agency Agreement, effective as of October 4, 2018, between the Registrant and Citibank,
N.A. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and
Exchange Commission on October 25, 2018 (Accession Number 0001193125-18-307877).

(h)(4)(b)
Amendment to the Global Securities Lending Agency Agreement, dated as of December 11, 2018. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on
February 22, 2019 (Accession No. 0001193125-19-048015).

(h)(4)(c)
Form of Side Letter Amending Agreement, dated February 28, 2022, to the Global Securities Lending Agency
Agreement. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and
Exchange Commission on June 22, 2022 (Accession No. 0001193125-22-178462).

(h)(4)(d)
Form of Amendment to the Global Securities Lending Agency Agreement (as of August 22, 2024). Incorporated
herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on August 29, 2024 (Accession No. 0001193125-24-209482).

(h)(5)	Indemnification Agreement. Incorporated herein by reference to the Registrant’s Registration Statement filed on February 18, 2005 (Accession Number 0001047469-05-004230).
(h)(6)
Form of Mutual Fund Sales Agreement between the Financial Intermediary and JPMorgan Distribution Services, Inc.
Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange
Commission on October 24, 2023 (Accession No. 0001193125-23-261548).

(h)(7)
Form of Service Agreement between the Financial Intermediary and JPMorgan Distribution Services, Inc.
Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange
Commission on October 24, 2023 (Accession No. 0001193125-23-261548).

(h)(8)
Form of Administrative Sub-Accounting Agreement. Incorporated herein by reference to the Registrant’s Registration
Statement as filed with the Securities and Exchange Commission on October 24, 2023 (Accession No. 0001193125-
23-261548).

(h)(9)
Form of JPMDS Sales and Service Agreement – JPMorgan Money Market Funds. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 24, 2023
(Accession No. 0001193125-23-261548).

(h)(10)
Form of JPMDS Service Agreement – JPMorgan Managed Income Fund. Incorporated herein by reference to the
Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 24, 2023
(Accession No. 0001193125-23-261548).

(h)(11)
Form of Fund of Funds Investment Agreement. Incorporated herein by reference to the Registrant’s Registration
Statement as filed with the Securities and Exchange Commission on February 25, 2022 (Accession No. 0001193125-
22-053616).

(h)(12)(a)
Fee Waiver Agreement, dated July 1, 2024, for the FYE 2/28 Funds listed on Schedule A thereto. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on
June 21, 2024 (Accession No. 0001193125-24-164602).

(h)(12)(b)
Fee Waiver Agreement for FYE 6/30 Funds listed on Schedule A thereto, dated November 1, 2023. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 24, 2023 (Accession No. 0001193125-23-261548).

(h)(12)(c)
Affiliated Money Market Fund Fee Waiver Agreement for 6-30 FYE Funds, dated November 1, 2023. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 24, 2023 (Accession No. 0001193125-23-261548).

(h)(12)(d)
Fee Waiver Agreement with J.P. Morgan Investment Management Inc. and JPMorgan Distribution Services, Inc. for
JPMorgan Access Growth Fund and JPMorgan Access Balanced Fund, dated November 1, 2023. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on
October 24, 2023 (Accession No. 0001193125-23-261548).

(h)(12)(e)
Fee Waiver Agreement for JPMorgan SmartRetirement Funds, dated November 1, 2023. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on
October 24, 2023 (Accession No. 0001193125-23-261548).

(h)(12)(f)
Fee Waiver Agreement for JPMorgan SmartRetirement Blend Funds, dated November 1, 2023. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on
October 24, 2023 (Accession No. 0001193125-23-261548).

(h)(12)(g)
Fee Waiver Agreement for JPMorgan Diversified Fund, dated November 1, 2023. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 24, 2023
(Accession No. 0001193125-23-261548).

(h)(12)(h)
Fee Waiver Agreement for the Registrant’s 10-31 FYE Funds, dated March 1, 2024. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on
February 21, 2024 (Accession No. 0001193125-24-041334).

(h)(12)(i)
Affiliated Money Market Fund Fee Waiver Agreement for 10-31 FYE Funds, dated March 1, 2024. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 21, 2024 (Accession No. 0001193125-24-041334).

(h)(12)(j)
Fee Waiver Agreement for JPMorgan Global Allocation Fund and JPMorgan Income Builder Fund, dated
March 1, 2024. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 21, 2024 (Accession No. 0001193125-24-041334).

(i) Legal Opinion
Opinion and consent of counsel. N/A
(j) Other Opinions
Consent of independent registered public accounting firm. Filed herewith.
(k) Omitted Financial Statements: Not applicable.
(l) Initial Capital Agreements

Certificate of Sole Shareholder. Incorporated by reference to Pre-Effective Amendment No. 1 to the Trust’s
Registration Statement on Form N-1A as filed with the Commission on February 27, 2003 (Accession Number
0001047469-03-007028).

(m) Rule 12b-1 Plan
(m)(1)
Combined Amended and Restated Distribution Plan, amended as of August 10, 2023, including Schedules A and B.
Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange
Commission on October 24, 2023 (Accession No. 0001193125-23-261548).

(m)(2)
Form of Amended Schedule B to the Distribution Plan, amended as of August 22, 2024. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on
August 29, 2024 (Accession No. 0001193125-24-209482).

(n) Rule 18f-3 Plan
(n)(1)
Combined Amended and Restated Rule 18f-3, Multi-Class Plan, including Exhibit A, amended as of February 9, 2023.
Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange
Commission on February 23, 2023 (Accession No. 0001193125-23-046369).

(n)(2)
Amended Exhibit B to the Combined Amended and Restated Rule 18f-3 Multi-Class Plan, as of August 22, 2024.
Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange
Commission on August 29, 2024 (Accession No. 0001193125-24-209482).

(o) Reserved.
(p) Codes of Ethics
(p)(1)
Code of Ethics of the Trust. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on May 20, 2016 (Accession Number 0001193125-16-597639).

(p)(2)
Code of Ethics for JPMAM, including JPMIM. Incorporated herein by reference to the Registrant’s Registration
Statement as filed with the Securities and Exchange Commission on February 21, 2024 (Accession No. 0001193125-
24-041334).

(p)(3)
Code of Ethics for JPMorgan Distribution Services, Inc. (formerly One Group Dealer Services, Inc.). Incorporated by reference to Exhibit (p)(3) to Post-Effective Amendment No. 5 to the Trust’s Registration Statement on Form N-1A as
filed with the Commission on December 15, 2004 (Accession Number 0001047464-04-037387).

(p)(4)
J.P. Morgan Private Investment Inc. Code of Ethics. Incorporated herein by reference to the Registrant’s Registration
Statement as filed with the Securities and Exchange Commission on February 21, 2024 (Accession No. 0001193125-
24-041334).

(q) Power of Attorney
(q)(1)
Powers of Attorney for the Trustees. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on June 21, 2024 (Accession No. 0001193125-24-164602).

(q)(2)
Power of Attorney for Brian S. Shlissel. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 21, 2024 (Accession No. 0001193125-24-041334).

(q)(3)
Power of Attorney for Timothy J. Clemens. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 21, 2024 (Accession No.
0001193125-24-041334).

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Item 29.
Persons Controlled by or Under Common Control with the Registrant
Not applicable.
Item 30.
Indemnification
Reference is made to Section 5.3 of Registrant’s Declaration of Trust. Registrant, its Trustees and officers are insured against certain expenses in connection with the defense of claims, demands, actions, suits, or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”), may be permitted to directors, trustees, officers and controlling persons of the Registrant and the principal underwriter pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, trustee, officer, or controlling person of the Registrant and the principal underwriter in connection with the successful defense of any action, suite or proceeding) is asserted against the Registrant by such director, trustee, officer or controlling person or principal underwriter in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.
Item 31.
Business and Other Connections of the Investment Adviser
See “Investment Adviser and Sub-Advisers” in Part B. The business or other connections of each director and officer of J.P. Morgan Investment Management Inc. is currently listed in the investment advisor registration on Form ADV for J.P. Morgan Investment Management Inc. (File No. 801-21011) and is incorporated herein by reference.
See “Investment Adviser and Sub-Advisers” in Part B. The business or other connections of each director or officer of J.P. Morgan Private Investments Inc. is currently listed in the investment advisor registration on Form ADV for J.P. Morgan Private Investments Inc. (File No. 801-41088) and is incorporated herein by reference.
Item 32.
Principal Underwriter
(1) JPMorgan Distribution Services, Inc. is the principal underwriter of the Registrant’s shares. JPMorgan Distribution Services, Inc. is registered with the Securities and Exchange Commission as a broker-dealer and is a member of the National Association of Securities Dealers. JPMorgan Distribution Services, Inc. is located at 1111 Polaris Parkway, Columbus, OH 43240. JPMorgan Distribution Services, Inc. acts as the principal underwriter for the following investment companies:
J.P. Morgan Exchange-Traded Fund Trust
J.P. Morgan Fleming Mutual Fund Group, Inc.
J.P. Morgan Mutual Fund Investment Trust
JPMorgan Trust I
JPMorgan Trust II
JPMorgan Trust IV
Undiscovered Managers Funds
(2) The directors and officers of JPMorgan Distribution Services, Inc. are set forth below. The business address of each director or officer is 1111 Polaris Parkway, Columbus, OH 43240.
Name with Registrant	Positions and Office with JPMorgan Distribution Services, Inc.	Positions and Offices with the Funds
Wendy K. Barta	Director, President & Managing Director	None
Gary C. Krivo	Managing Director & Chief Risk Officer	None
Andrea L. Lisher	Director & Managing Director	None
Michael R. Machulski	Director & Managing Director	None
Joseph F. Sanzone	Director & Managing Director	None
Brian S. Shlissel	Managing Director	President & Principal Executive Officer
Jessica K. Ditullio	Executive Director & Assistant Secretary	Assistant Secretary
Frank J. Drozek	Executive Director & Assistant Treasurer	None
James A. Hoffman	Executive Director & Chief Administrative Officer	None
Rachel Horn	Executive Director & Assistant Secretary	None
Kevin Kloza	Executive Director & Chief Compliance Officer	None
Carmine Lekstutis	Executive Director & Chief Legal Officer	Assistant Secretary
Christopher J. Mohr	Executive Director & Assistant Treasurer	None
Christopher G. Sprules	Executive Director & Treasurer	None
Carmen S. Lopez	Anti-Money Laundering Compliance Officer	None
Adetunji Ogunmefun	Vice President & Secretary	None
Sarah A. Clark	Vice President & Assistant Secretary	None
Andrea Belen Daneri	Vice President & Assistant Secretary	None
Chike N. Egbuniwe	Vice President & Assistant Secretary	None

Name with Registrant	Positions and Office with JPMorgan Distribution Services, Inc.	Positions and Offices with the Funds
Alysee N. Pelletier	Vice President & Assistant Secretary	None
Emilia Wade	Assistant Secretary	None
(c) Not applicable.
Item 33.
Location of Accounts and Records
All accounts, books, records and documents required pursuant to Section 31(a) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder will be maintained at the offices of:
J.P. Morgan Investment Management Inc., the Registrant’s investment adviser, at 383 Madison Avenue, New York, NY 10179 (records relating to its functions as investment adviser).
JPMorgan Distribution Services, Inc., the Registrant’s distributor, at 1111 Polaris Parkway, Columbus, Ohio 43240 (records relating to its functions as distributor and shareholder servicing agent).
JPMorgan Chase Bank, N.A., at 383 Madison Avenue, New York, NY 10179 (records relating to its functions as custodian).
J.P. Morgan Funds Investment Management Inc., the Registrant’s administrator, at 383 Madison Avenue, New York, NY 10179 (relating to its functions as administrator).
SS&C GIDS, Inc., the Registrant’s transfer agent, at 333 W. 11 Street, Kansas City, MO 64105.
Item 34.
Management Services
Not applicable.
Item 35.
Undertakings
Not applicable.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended, the Registrant, JPMorgan Trust I, has duly caused this Amendment to the registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of New York and State of New York on the 18th day of October, 2024.
JPMorgan Trust I
By:	Brian S. Shlissel*
Name: Brian S. Shlissel
Title: President and Principal Executive Officer
Pursuant to the requirements of the Securities Act, this Amendment to the registration statement has been signed below by the following persons in the capacities indicated on October 18, 2024.

John F. Finn*
John F. Finn
Trustee

Stephen P. Fisher*
Stephen P. Fisher
Trustee

Gary L. French*
Gary L. French
Trustee

Kathleen M. Gallagher*
Kathleen M. Gallagher
Trustee

Robert J. Grassi*
Robert J. Grassi
Trustee

Frankie D. Hughes*
Frankie D. Hughes
Trustee

Raymond Kanner*
Raymond Kanner
Trustee

Thomas P. Lemke*
Thomas P. Lemke
Trustee

Timothy J. Clemens*
Timothy J. Clemens
Treasurer and Principal Financial Officer

*By	/s/ Anthony Geron
Anthony Geron
Attorney-In-Fact

Lawrence R. Maffia*
Lawrence R. Maffia
Trustee

Mary E. Martinez*
Mary E. Martinez
Trustee

Marilyn McCoy*
Marilyn McCoy
Trustee

Robert A. Oden, Jr.*
Robert A. Oden, Jr.
Trustee

Marian U. Pardo*
Marian U. Pardo
Trustee

Emily A. Youssouf*
Emily A. Youssouf
Trustee

Robert F. Deutsch*
Robert F. Deutsch
Trustee

Nina O. Shenker*
Nina O. Shenker
Trustee

Brian S. Shlissel*
Brian S. Shlissel
President and Principal Executive Officer

EXHIBIT INDEX
Exhibit No.	Description
(j)	Consent of independent registered public accounting firm.